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Re:   Kodiak Energy, Inc. Subsidiary Cougar Energy, Inc. Announces Acquisition
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CALGARY, ALBERTA -- (MARKETWIRE) -- July 20, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that its majority controlled subsidiary, Cougar Energy, Inc., has reached an agreement  in principle with a private company to acquire the wells, facilities and production with operations in and adjacent to the CREEnergy project.  Further information on this announcement will be posted today on our website at http://www.kodiakpetroleum.com/s/AdditionalProjects.asp

Bill Tighe, CEO of Cougar, states, "These are key properties to our development of the CREEnergy project for early cash flow and, importantly, the first royalties paid to CREEnergy under the agreement. This addition will provide opportunities for employment and work contracts in the area."

The acquisition will add 11 producing wells and additional 21 low cost workover or recompletion candidates, essential water disposal and production facilities, and associated pipelines.  The existing wells and reserves are located in the Trout field and have a reported cumulative production in excess of 6.6 million barrels of light sweet crude oil from the Keg River and Granite Wash formations.  Current gross production is approximately 170 barrels of oil per day; a number we plan to significantly increase.  These wells previously produced up to an estimated total of 2,450 barrels of oil per day.

Additional information will be released as it becomes available.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc.  The focus is on the exploration and development of Canadian based onshore oil and gas properties.  The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.  Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc.., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

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Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com
 Message sent on Mon Jul 20, 2009 at 11:50:58 AM Pacific Time
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